EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made and entered into as of January 1, 1997 by and between H.T.E., INC., a Florida corporation (the "Company"), and _______________ (hereinafter called the "Executive").

                                  R E C I T A L

         The Executive and the Company have agreed that the Executive shall be employed by the Company pursuant to the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1.       EMPLOYMENT.

                  1.1 EMPLOYMENT AND TERM. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

                  1.2 DUTIES OF EXECUTIVE. During the term of this Agreement, the Executive shall serve as Vice President and Chief Marketing Officer of the Company, shall diligently perform all services as may be assigned to him by the Board or the Chief Executive Officer of the Company and shall exercise such power and authority as may from time to time be delegated to him by the Board or the Chief Executive Officer of the Company. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.

         2.       TERM.

                  2.1 INITIAL TERM. The initial term of this Agreement, and the employment of the Executive hereunder, shall commence on January 1, 1997 (the "Commencement Date") and shall expire on December 31, 1997, unless sooner terminated in accordance with the terms and conditions hereof (the "Initial Term").

                  2.2 RENEWAL TERMS. At the end of the Initial Term, this Agreement shall automatically renew for successive one year terms, subject to earlier termination of this Agreement as provided herein.

                  2.3 EXPIRATION DATE. The date on which the term of this Agreement shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this


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Agreement as the Expiration Date.

         3.       COMPENSATION.

                  3.1 BASE SALARY. The Executive shall receive an initial base salary at the annual rate of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Base Salary"), with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary also shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time.

                  3.2 COMMISSIONS. During the term of this Agreement, the Executive shall be eligible to receive the following commissions
(the "Commissions"):

         North America License Fees  ($0 - 12.5MM)   .0075 Commission Rate
                                     ($12.5MM++)     .01   Commission Rate

The Executive will be entitled to a twelve (12) month draw against his commissions at the rate of seventy-five percent (75%) of the targeted commissions at $12.5MM, to be paid on a monthly basis. Actual commissions earned will be netted quarterly, against any draw received, with shortfalls rolling over to succeeding quarters.

                  3.3 BONUSES. During the term of this Agreement, the Executive shall be eligible to receive bonuses ("Incentive Compensation") pursuant to the H.T.E., Inc. Executive Bonus Plan, as may be amended from time to time (the "Incentive Compensation Plan") which shall in the aggregate be up to fifty percent (50%) of the Executive's Base Salary based upon satisfaction of the individual and Company performance goals set in accordance with the Incentive Compensation Plan. Each period for which Incentive Compensation is payable under the Incentive Compensation Plan is sometimes hereinafter referred to as a Bonus Period.

         4.       EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

                  4.1 REIMBURSEMENT OF EXPENSES. During the term of the Executive's employment hereunder, upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

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                  4.2      BENEFIT PROGRAMS.  During the term of this
Agreement, the Company, at its expense, shall provide to the Executive and his dependent family members medical, dental, hospitalization, accidental death and dismemberment, disability and life insurance coverage. In addition, the Company shall allow the Executive to participate in all other plans as are presently and hereinafter offered by the Company to its executives, including savings, retirement and deferred compensation plans.

                  4.3 WORKING FACILITIES. The Company shall furnish the Executive with an office and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

                  4.4 AUTOMOBILE ALLOWANCE. The Company shall provide the Executive with the use of an automobile, or an automobile allowance between Four Hundred Fifty Dollars ($450) and Six Hundred Fifty
Dollars ($650) per month.

                  4.5 STOCK OPTIONS. Within thirty (30) days of the date of this Agreement, the Executive shall be granted options (the "Stock Options") to purchase one thousand (1000) shares of common stock (the "Common Stock") of H.T.E., Inc. at a price of Five Hundred Dollars ($500) per share, and subject to a vesting schedule of twenty percent (20%) per year, under (and therefore subject to all terms and conditions of) the HTE, Inc. 1997 Executive Incentive Compensation Plan as amended, and any successor plan thereto (the "Executive Incentive Compensation Plan") and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The Executive shall be eligible for the grant of additional Stock Options from time to time under the Executive Incentive Compensation Plan upon the Company achieving total revenue milestones of $50,000,000, $75,000,000 and $100,000,000. The number of such additional Stock Options, and terms and conditions of the Stock Options shall be determined by the Committee appointed pursuant to the Executive Incentive Compensation Plan, or by the Board of Directors of the Company, in its discretion and pursuant to the Executive Incentive Compensation Plan.

                  4.6 OTHER BENEFITS. The Executive shall accrue vacation time at the rate of four (4) weeks per calendar year during the term of this Agreement, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year in accordance with HTE policy. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

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         5.       TERMINATION.

                  5.1 TERMINATION/RESIGNATION. The Executive and the Company shall each have the right at any time, upon sixty (60) days written notice to the other party, to terminate the Executive's employment hereunder. Upon any termination pursuant to this Section 5, the Company shall: (a) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (b) pay to the Executive his earned and accrued but unpaid Commissions, if any, through the effective date of termination specified in such notice, and (c) pay to the Executive his accrued and declared but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the termination of Executive's employment with the Company. The Company shall have no further liability hereunder other than for: (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs, except as provided elsewhere in this doucment, such as
Section 5.3.

                  5.2 DEATH. In the event of the death of the Executive during the term of his employment hereunder, the Company shall (a) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (b) pay to the estate of the deceased Executive his earned and accrued but unpaid Commissions, if any, through the Executive's date of death, and (c) pay to the estate of the deceased Executive his accrued and declared but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive's date of death. The Company shall have no further liability hereunder other than for: (i) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs.

                  5.3 SEVERANCE. In the event the Company terminates the Executive's employment hereunder without cause, as hereinafter defined, the Company shall continue to pay the Executive's Base Salary and provide health, dental and life insurance benefits he was receiving under Section 4.2 hereof for a period of months following such termination, based upon the schedule set forth below, in the manner and at such time as the Base Salary and the foregoing benefits otherwise would have been payable or provided to the Executive:

                                                   MONTHS OF BASE SALARY AND
         MONTHS OF EMPLOYMENT                        BENEFITS CONTINUATION
         --------------------                      -------------------------
         Less than 3 months                                 2
         At least 3 months but less than 6 months           4
         6 months or more                                   6



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The term "cause" shall mean (a) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (b) conviction of any crime which involves dishonesty or a breach of trust, (c) gross negligence in connection with the performance of the Executive's duties hereunder, or (d) an action or omission of the Executive which constitutes a intentional, willful and material breach of this Agreement which is not cured within thirty (30) days after receipt by the Executive of written notice of same.

         6.       RESTRICTIVE COVENANTS.

                  6.1 NON-COMPETITION. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive's employment with the Company for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company in the United States, Canada or any foreign market where the Company markets and sells software applications or its services (for this purpose, any business that engages in the development and/or marketing of software applications in the public sector marketplace shall be deemed to be in competition with the Company); provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent (5%) of any class of capital stock of such corporation.

                  6.2 NONDISCLOSURE. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and


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unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

                  6.3 NONSOLICITATION OF EMPLOYEES AND CLIENTS. At all times while the Executive is employed by the Company and for a one
(1) year period after the termination of the Executive's employment with the Company for any reason, for the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity: (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.

                  6.4 OWNERSHIP OF DEVELOPMENTS. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

                  6.5 BOOKS AND RECORDS. All books, records, and


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accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

                  6.6 DEFINITION OF COMPANY. Solely for purposes of this Section 6, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

                  6.7 ACKNOWLEDGEMENT BY EXECUTIVE. The Executive acknowledges and confirms that the length of the term of the provisions of this Section 6 and the geographical restrictions contained in Section 6.1 are fair and reasonable and not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6.

                  6.8 REFORMATION BY COURT. In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

                  6.9 EXTENSION OF TIME. If the Executive shall be in violation of any provision of this Section 6, then each time limitation set forth in this
Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this
Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

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                  6.10     SURVIVAL.  The provisions of this Section 6 shall
survive the termination of this Agreement, as applicable.

         7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         8. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orange County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne equally by both parties. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

         9. ASSIGNMENT. Neither party shall have the right to assign or delegate its rights or obligations hereunder, or any portion thereof, to any other person.

         10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject


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matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         12. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. Mail. Notice shall be sent (a) if to the Company, addressed to 390 North Orange Avenue, Suite 2000, Orlando, Florida, 32801, Attention: President, and (b) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         13. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

         14. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         15. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         16. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a


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result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         17. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         18. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                   COMPANY:

                                   H.T.E., INC.



                                    By:
                                       -----------------------------------
                                       Dennis J. Harward, President




                                    EXECUTIVE:



                                    --------------------------------

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